Exhibit 3.1
COLONIAL PROPERTIES TRUST
STATEMENT OF CANCELLATION
Dated December 31, 2008
     This STATEMENT OF CANCELLATION (the “Statement of Cancellation”) is made as of the date set forth above by Colonial Properties Trust.
     WHEREAS, Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), duly authorized and issued 500,000 preferred shares of beneficial interest designated as 8 1/8% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company (the “Series D Preferred Shares”), represented by depositary shares each representing 1/10th of a Series D Preferred Share (the “Series D Depositary Shares”);
     WHEREAS, as of December 31, 2008 the Company had repurchased and reacquired 98,875 Series D Preferred Shares (the “Reacquired Series D Preferred Shares”) and the corresponding Series D Depositary Shares; and
     WHEREAS, the Board of Trustees of the Company (the “Board of Trustees”) desires to cancel the Reacquired Series D Preferred Shares (including the Reacquired Series D Preferred Shares redeemed through the redemption of the Series D Depositary Shares) and thereby restore such shares to the status of authorized but unissued preferred shares of the Company, without designation as to class or series, to be available for future issuance, from time to time, by the Company.
     NOW THEREFORE, in accordance with Section 6.32(b) of Chapter 2B of Title 10 of the Code of Alabama, the Board of Trustees does hereby set forth and certify the following information:
     1. The name of the trust is Colonial Properties Trust.
     2. 98,875 shares of Series D Preferred Shares of the Company were reacquired by the Company as of December 31, 2008 and were subsequently canceled pursuant to resolutions of the Board of Trustees adopted on January 31, 2008.
     3. The aggregate number of issued shares of the Company after giving effect to the cancellation of the Reacquired Series D Preferred Shares is as follows:

Common Shares of Beneficial Interest	48,595,938

Series D Preferred Shares	401,125
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, this Statement of Cancellation has been signed on this 31st day of December, 2008, on behalf of the Company, by the undersigned officer, who acknowledges, under penalty of perjury, that this document is his free act and deed, and that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

COLONIAL PROPERTIES TRUST
By:	/s/ Jerry A. Brewer
Name:	Jerry A. Brewer
Title:	Executive Vice President – Finance

STATE OF ALABAMA	)

COUNTY OF JEFFERSON	)
     I, the undersigned, a notary public in and for said county in said state, hereby certify that Jerry A. Brewer, whose name as Executive Vice President — Finance of Colonial Properties Trust, an Alabama real estate investment trust, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said real estate investment trust, acting in his capacity of said real estate investment trust for and as the act of said real estate investment trust.
Given under my hand and official seal this 31st day of December, 2008.

/s/ Natalie L. Crabbe
Notary Public

[NOTARIAL SEAL]	My commission expires: 11/22/2010